Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S  R E L E A S E
Denbury Makes Board of Directors Announcement
News Release
Released at 7:30 a.m. CDT
     DALLAS — December 13, 2007 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) announced today the appointment of Michael B. Decker, of Dallas, Texas, and Michael L. Beatty of Denver, Colorado, to its Board of Directors (“Board”) and the resignation of current director Donald Wolf, of Denver, Colorado.
     Mr. Decker, an investment professional, is a principal with Wingate Partners, a private equity investment company. Prior to joining Wingate Partners, Mr. Decker held the post of Chief Operating Officer of the Trammell Crow Company, where he led the restructuring of the largest real estate firm in the United States. He previously was President of Huffco Group, Inc., an energy exploration company. Mr. Decker serves as a board member for S&N Communications, has served as a consultant for the Boston Consulting Group and has worked as an Investment Officer for the World Bank. Mr. Decker holds an MBA from the Harvard Business School, an MA from Oxford University, and an AB from Princeton University.
     For the past ten years, Mr. Beatty, of Denver, Colorado, has been Chairman and Chief Executive Officer of the law firm of Beatty & Wozniak, P.C. Over the course of his eight-year tenure at The Coastal Corporation from 1985 to 1993, he held the positions of Executive Vice President, Director and General Counsel. He also served as Chief of Staff to the governor of Colorado from 1993 to 1995 and is a Harvard Law School graduate.
     Ron Greene, Chairman of the Board, said, “We are very excited about the contributions that Michael Decker’s and Michael Beatty’s varied experiences will bring to Denbury as we continue our success in growing as a focused and disciplined Company. I want to thank Don Wolf for his valuable service to Denbury and for providing us with important strategic insights growing out of his extensive and successful career in the oil and gas exploration and production industry.”
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds operating acreage onshore Alabama, Louisiana, in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com